Exhibit 99.1

July 17, 2006 Media Contacts: Carah Brody (614) 677-0725 brodyc@nationwide.com Jeff Botti (614) 249-6339 bottij@nationwide.com

Anne Arvia elected Nationwide Bank president

Industry-recognized leader known for innovation

Columbus, Ohio — Nationwide Bank, a subsidiary of Nationwide Financial Services, Inc. (NYSE:NFS), today announced the election of Anne L. Arvia as president of Nationwide Bank, effective in September. At that time, Arvia, currently president of ShoreBank in Chicago, will become responsible for the management and operations of the new Nationwide Bank.

Arvia will succeed John Skubik, current bank president, who earlier this year stated his intention to retire in early 2007. Skubik will remain bank president until September. He will then become the bank’s chief operating officer until his retirement. In that role, he will primarily focus on an initiative aimed at building the bank’s customer base.

Arvia brings to Nationwide 15 years of experience with ShoreBank, America’s first and leading community development and environmental bank, with $1.8 billion in total assets. Before being named president and CEO, she held several other key leadership roles, including vice president and controller, senior vice president, chief financial officer, and chief operating officer.

Under Arvia’s leadership, ShoreBank has achieved the highest asset and profit growth in its history. In addition, Arvia oversaw the operation of ShoreBank’s branches in Chicago, Detroit and Cleveland, as well as the successful consolidation of two separately chartered affiliated banks.

“Anne’s extensive experience and successful track record leading a profitable and competitive financial institution will be tremendously valuable as we continue to build our banking platform,” said Mark Thresher, president of Nationwide Financial. “Her knowledge of the industry, affinity for innovation, and commitment to customer service are key to providing valuable products that will enrich relationships with our customers.”

In 2005, US Banker magazine named Arvia one of the “25 Most Powerful Women in Banking.” She also was recognized as one of the “100 Most Influential Women” by Crain’s Chicago Business and she was named to the publication’s “Forty Under 40” list.

Prior to joining ShoreBank, Arvia was an accounting manager for Crowe, Chizek and Company, LLP. While there, she helped integrate an acquired firm into the company’s culture and operating systems.

Investments Retirement Insurance	nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220

NATIONWIDE

Arvia earned a bachelor’s degree in accounting from Michigan State University and is a Certified Public Accountant. She serves on the boards of The University of Chicago Hospitals and Health System, XacBank of Mongolia, the Illinois Bankers’ Association and Winning Workplaces, among others. Arvia also is a member of the National Smart Growth Council, Grant Thornton Business Leaders and the Fannie Mae National Advisory Council.

About Nationwide Bank

In April 2006, Nationwide Financial Services, Inc. received approval from U.S. regulators to expand the powers of its wholly-owned subsidiary, Nationwide Trust Company, FSB and to operate as Nationwide Bank. Nationwide Bank will provide a full range of banking products and services to its associates and agents, as well as to Nationwide insurance, mortgage, investment and retirement plan customers. The trust operation continues as a separate division of the Bank as Nationwide Trust Company, FSB.

About Nationwide Financial

Nationwide Financial Services, Inc. (NYSE: NFS), a publicly traded company based in Columbus, Ohio, provides a variety of financial services that help consumers invest1 and protect their long-term assets, and offers retirement plans and services through both public- and private-sector employers. It’s part of the Nationwide group of companies, which offers diversified insurance and financial services. The group is led by Nationwide Mutual Insurance Company, which is ranked No. 98 on the Fortune 100 based on 2005 revenue2. For more information, visit www.nationwide.com.

Nationwide, Nationwide Financial and the Nationwide Framemark are federally registered service marks of Nationwide Mutual Insurance Company. On Your Side is a service mark of Nationwide Mutual Insurance Company.

[1]	Nationwide Investment Services Corporation, member NASD. In MI only: Nationwide Investment Svcs. Corporation.
[2]	Fortune Magazine, April 2006

Investments Retirement Insurance	www.nationwide.com	One Nationwide Plaza Columbus, OH 43215-2220